Exhibit 10.12
Execution Version
BP MIDSTREAM PARTNERS LP
TERM LOAN FACILITY AGREEMENT

This BP Midstream Partners LP Term Loan Facility Agreement (this “Agreement”) is dated as of February 24, 2020 and made between:

(1) BP Midstream Partners L.P., a company formed under the laws of the State of Delaware (the “Borrower”); and

(2) North America Funding Company, a company incorporated under the laws of the State of Delaware (the “Lender” and together with the Borrower, the “Parties” and each a “Party”).

It is agreed as follows:

1. DEFINITIONS AND INTERPRETATION

In this Agreement:

“Agreement” has the meaning given it in the preamble above, as amended, novated, supplemented, extended or restated from time to time.
“Business Day” means a day on which banks in New York are open for the transaction of the business contemplated by this Agreement.
“Commitment” means four hundred sixty-eight million US Dollars (USD 468,000,000), to the extent not cancelled or reduced by the Lender under this Agreement.
“Commitment Period” means the period from the Effective Date up to and including February 24, 2025.
“Disbursement Date” means the day on which a Loan is made or to be made under this Agreement.
“Disbursement Request” means a notice from the Borrower requesting a drawdown under the Term Loan Facility in the form attached to Schedule 1.
“Disruption Event” means either or both of:
(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by this Agreement to be carried out) which disruption is not caused by, and is beyond the control of, either of the Parties; or
(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing either Party:
(i) from performing its payment obligations under this Agreement; or
(ii) from communicating with other Parties in accordance with the terms of this Agreement, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Effective Date” means the date of this Agreement above.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and any

Exhibit 10.12
Execution Version
warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“Event of Default” means any event or circumstance specified as such in Clause 9.
“Final Repayment Date” means February 24, 2025 or if that is not a Business Day, the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)moneys borrowed;
(b)any amount raised by acceptance under any acceptance credit facility;
(c)any amount raised pursuant to any note purchase facility or the issuance of bonds, notes debentures, loan stock or any similar instrument;
(d)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; or
(g)the amount of any liability in respect of any guarantee or indemnity for any items referred to in paragraphs (a) to (f) above.
“Floating Interest Rate” means 3-month LIBOR (as of the Quotation Day) + 0.73% (eighty five bps) per annum.
“Group Company” means and includes BP plc and any entity (other than the Lender) which BP plc from time to time directly or indirectly controls. For this purpose:
(a)an entity directly controls another entity if it owns more than fifty percent (50%) of the voting rights of the other entity; and
(b)an entity indirectly controls another entity if a series of entities can be specified beginning with the first entity and ending with the other entity, so related that each entity of the series (except the ultimate controlling entity) is directly controlled by one or more of the entities earlier in the series.
“Increased Cost” means:
(a)an additional or increased cost; or
(b)a reduction of an amount due and payable under this Agreement, which is incurred by the Lender but only to the extent attributable to the Lender having entered into this Agreement or funding or performing its obligations under this Agreement.
“Interest Payment Date” means, in relation to each Loan the twenty-fifth (25th) day of April, July, October and January in each year or, if that is not a Business Day, the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), and the relevant Repayment Date
“Interest Period” means each period by reference to which interest is calculated and payable in respect of a Loan, as determined in accordance with Clause 4.3.
“Loan” means each loan made or to be made by the Lender to the Borrower under the Term Loan Facility or the principal amount outstanding for the time being of that loan.
“Material Adverse Effect” means a material adverse effect on the ability of the Borrower to perform its payment obligations under this Agreement.
“Quotation Day” means, in relation to any Interest Period, the day which is two (2) Business Days before the first day of such Interest Period.

Exhibit 10.12
Execution Version
“Repayment Date” means, in relation to a Loan, the repayment date for that Loan:
(a)specified by the Borrower in the notice referred to under Clause 3.1 or if that is not a Business Day, the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), and which shall be a date on or before the Final Repayment Date; or
(b)If not specified by the Borrower in the notice referred to under Clause 3.1, the Final Repayment Date.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Short Term Facility” means the credit facility made available by Lender to Borrower pursuant to the Short Term Facility Agreement.
“Short Term Facility Agreement” means that certain Short Term Credit Facility Agreement, dated as of October 30, 2017 between Lender, as lender, and Borrower, as borrower.
“Subsidiary” means with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Term Loan Facility” means the term loan facility made available under this Agreement as described in Clause 2.

2. THE TERM LOAN FACILITY
Subject to the terms of this Agreement, the Lender makes available to the Borrower a US Dollar long term credit facility in an aggregate amount not exceeding the Commitment.

3. DRAWDOWNS
3.1. Subject to the terms of this Agreement, the Borrower shall be entitled during the Commitment Period to borrow up to an aggregate amount not exceeding the Commitment provided that the Borrower has delivered a completed Disbursement Request (in the form attached to this Agreement as Schedule 1) to the Lender by not less than two (2) Business Days before the proposed Disbursement Date (or such shorter time as agreed to by the Parties), such notice specifying the proposed Disbursement Date which shall be a Business Day, the amount of the Loan and the Repayment Date, and provided further that at the time of drawdown, no Event of Default has occurred or would result therefrom.

Exhibit 10.12
Execution Version
3.2. A Disbursement Request shall be irrevocable; provided, that a Disbursement Request will not be regarded as having been duly completed unless (a) the proposed Disbursement Date is a business day within the Commitment Period; (b) the amount of the requested Loan plus any prior Loans extended under this Term Loan Facility must be an amount which is not more than the Commitment Amount; and (c) it specifies the account and bank to which the proceeds of the Loan are to be credited
3.3. Subject to the terms of this Agreement, the Lender shall make available to the Borrower each Loan referred to in Clause 3.1, before the close of business on the requested Disbursement Date by transferring funds to the bank account designated in the relevant Disbursement Request.

4. INTEREST
4.1 The rate of interest for each Loan for its Interest Period shall be the Floating Interest Rate.
4.2 The Borrower shall pay interest on the respective Loans for each Interest Period in arrears on each Interest Payment Date.
4.3 Each Interest Period shall start on an Interest Payment Date and end on the next following Interest Payment Date except that the first Interest Period in respect of each Loan shall start on its Disbursement Date and end on the next Interest Payment Date and any Interest Period which would otherwise extend beyond the Final Repayment Date for any Loan shall instead end on that date.
4.4 If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph 4.5 below, is two percent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods. Any interest accruing under this Clause 4.4 shall be immediately payable by the Borrower on demand by the Lender.
4.5 Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
4.6 Interest shall accrue on a daily basis and be calculated on the basis of a three hundred and sixty (360) day year.

5. REPAYMENT AND PREPAYMENT
5.1 Each Loan will be repaid in full together with accrued and unpaid Interest thereon by the Borrower on the relevant Repayment Date, net of any previous prepayments made in accordance with this Agreement including for the avoidance of doubt Clause 5.5(b). All Loans, together with accrued and unpaid Interest thereon, outstanding as of the Final Repayment Date shall immediately become due and payable to Lender on the Final Repayment Date.
5.2 There will be no issuance fee due from Borrower.
5.3 Illegality
        5.3.1  If at any time prior to the Final Repayment Date, it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
        (a) the Lender shall promptly notify the Borrower upon becoming aware of that event;

Exhibit 10.12
Execution Version
        (b) the Commitment will be immediately cancelled; and
        (c)  the Borrower shall prepay the Loan in full, together with all accrued Interest and fees payable hereunder, on the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).
5.4 Voluntary prepayment of Loans
The Borrower may prepay the whole or any part of any Loan by giving at least two (2) Business Days’ written notice to the Lender.
5.5 Restrictions
        (a) Any notice of cancellation or prepayment given by any Party under this Clause 5 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
        (b) Any prepayment under this Agreement shall be made together with accrued Interest on the amount prepaid and without premium or penalty.
        (c) Any amounts repaid by the Borrower under this Agreement may not be re-borrowed.
5.2 Any notice of prepayment shall be irrevocable and shall require the Borrower to make the payment on the date specified unless the Lender, at its sole discretion, agrees otherwise in writing.
5.3    Any prepayment must be accompanied by accrued interest calculated in accordance with the provisions of this Agreement up to the day of prepayment on the amount prepaid.
5.4 Loans prepaid may not be re-borrowed.

6. INCREASED COSTS
6.1 Increased costs
        Subject to Clause 6.2 the Borrower shall, within three (3) Business Days of a demand by the Lender, pay the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any applicable law or regulation or (ii) compliance with any applicable law or regulation made after the date of this Agreement.
6.2 Exceptions
        Clause 6.1 does not apply to the extent any Increased Cost is attributable to the willful breach by the Lender or its Affiliates of any law or regulation or to the transfer, assignment or sub-participation of this Term Loan Facility in accordance with Clause 12.

7. TAX GROSS-UP AND INDEMNITY
7.1 No deduction
        All payments by the Borrower under this Agreement shall be made without any deduction and free and clear of and without deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any Taxes.
7.2 Indemnity

Exhibit 10.12
Execution Version
        (a) If any relevant Tax or amounts in respect of relevant Tax must be deducted from any amounts payable or paid by the Borrower to the Lender under this Agreement, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives on the due date a net amount equal to the full amount which it would have received had the payment not been made subject to the relevant Tax.
        (b) Borrower’s obligation to pay additional amounts pursuant to Clause 7.2(a) shall not apply to the extent that such additional amounts are the result of, with respect to the Lender, (i) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by any laws of the jurisdiction in which the Lender is located, (ii) any branch profits Taxes imposed by the United States of America, (iii) any United States federal withholding Tax payable as a result of the Lender’s failure to comply with Clause 7.3, or (iv) due to the transfer, assignment or sub-participation of this Term Loan Facility in accordance with Clause 12.
7.3 Exemptions
        If the Lender is entitled to an exemption from or reduction of withholding tax under any law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, it shall deliver to the Borrower, prior to the first Disbursement Request and at such other time(s) prescribed by law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by law as will permit such payments to be made without withholding or at a reduced rate.

8. REPRESENTATIONS
The Borrower makes the representations and warranties set out in this Clause 8 to the Lender on the date of this Agreement.
8.1 Due Incorporation. Borrower is a limited partnership duly organized, validly existing and in good standing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.
8.2 Binding obligations. The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
8.3 Non-conflict with other obligations. The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with (a) any law or regulation applicable to it; (b) its constitutional documents; or (c) any agreement or instrument binding upon it or any of its subsidiaries or any of its assets.
8.4 Power and authority. It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement.
8.5 Validity and admissibility in evidence. All authorizations required or desirable to (a) enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement; and (b) make this Agreement admissible in evidence in its jurisdiction of formation, have been obtained or effected and are in full force and effect.

Exhibit 10.12
Execution Version
8.6  Deduction of Tax. Subject to receipt by the Borrower from the Lender of the documents referred to in Clause 7.3, it is not required to make any deduction for or on account of tax from any payment it may make under this Agreement.
8.7 No filing or stamp taxes. Under the law of its jurisdiction of formation it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or the transactions contemplated thereby.
8.8 No Default.
(a) No Event of Default is continuing or might reasonably be expected to result from the making of any Disbursement Request.
(b) No other event or circumstance is outstanding, which constitutes a default under any other agreement or instrument which is binding on it or any of its subsidiaries or to which its (or any of its subsidiaries’) assets are subject which might reasonably be expected to have a Material Adverse Effect.
8.9 Pari passu ranking. Borrower’s payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally. In the event that a lender is permitted to and receives Security under the terms of any other Financial Indebtedness of the Borrower (other than Security in respect of capital leases), the Lender shall be secured hereunder on substantially similar terms.
8.10 No proceedings pending or threatened. No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened in writing against Borrower or any of its subsidiaries.
8.11 Authorizations. Under the relevant laws of the jurisdiction of formation all authorizations required on its part in the United States of America with its entry into, performance and validity and enforceability of this Agreement have been obtained or effected (as appropriate) and are in full force and effect.
8.12 No Misleading Information.
(a) Any factual information provided by Borrower to the Lender in connection with this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b) Nothing has occurred or been omitted from the information provided to the Lender in connection with this Agreement and no information has been given or withheld that results in the information provided being untrue or misleading in any material respect.
8.13 Compliance with Law. Borrower and its subsidiaries have complied in all respects with all laws to which it may be subject, if failure to comply would materially impair its ability to perform its obligations under this Agreement.
8.14 Repetition. These representations are deemed to be made by the Borrower on the date of this Agreement and on each Disbursement Date.

9. EVENTS OF DEFAULT

Exhibit 10.12
Execution Version
        Each of the events or circumstances set out in this Clause 9 is an “Event of Default”, and the consequence of such an Event of Default being continuing is that the Lender may refuse to make further Loans, may reduce the Commitment to zero and/or may require the immediate repayment of all or any Loans already made together with all interest accrued (if any) and all other sums that may be due or payable under the terms of this Agreement. The Borrower shall promptly upon becoming aware of the same, notify the Lender in writing of the occurrence of an Event of Default, or an event which would with the lapse of time or giving of notice or both be an Event of Default.
9.1 Non-payment
        The Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place in which it is required to be paid unless its failure to pay is caused by:
        (a) an administrative or technical error; or
        (b) a Disruption Event,
and repayment is made within two (2) Business Days of its due date.
9.2 Breach of a Covenant
        If there is a material breach of any of the covenants in Clause 10, which if capable of remedy, is not remedied within ten (10) Business Days of receipt of written notice from the Lender, requiring such breach to be remedied.
9.3 Misrepresentation
        Any representation or statement made or deemed to have been made by the Borrower in this Agreement or any other document delivered by or on behalf of the Borrower under or in connection with this Agreement is or proves to have been materially incorrect or misleading when made or deemed to have been made.
9.4 Unlawfulness or Invalidity
        Any governmental or other authority having jurisdiction over the Borrower institutes any action or legislation forcing the Borrower to cease all or a substantial part of its normal business, or withdraws or withholds any authorization or consent obtained or required by the Borrower for the due performance of its business and its obligations under this Agreement; or all or a substantial part of the business or assets of the Borrower is nationalized, involuntarily liquidated or otherwise compulsorily withdrawn from the control of the Borrower.
9.5 Cross Default
        (a)  Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.
        (b)  Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
        (c)  Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).
        (d)  Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).
        (e)  No Event of Default will occur under this clause 9.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 9.5(a) to 9.5(d)

Exhibit 10.12
Execution Version
above is less than seventy-five million US Dollars (USD 75,000,000) (or its equivalent in any other currency or currencies).
9.6  Insolvency proceedings
        Any corporate action, legal proceeding, filing or other procedure or step is taken in relation to:
        (a)  the suspension (provisional or otherwise) of payments, a moratorium of any Financial Indebtedness, the bankruptcy, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any of its assets;
        (b) the making of a general assignment for the benefit of its creditors;
        (c)  the appointment of a liquidator, receiver, administrative receiver, administrator, trustee in bankruptcy, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or
        (d)  enforcement of any Security over any assets of the Borrower, or any analogous procedure or step is taken in any jurisdiction.
9.7 Creditors’ process
        Any expropriation, attachment, sequestration, distress or execution either before judgment or under an execution, affecting any asset or assets of the Borrower having a book value of ten million US Dollars (USD $10,000,000) or more, excluding any such action which is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

10. GENERAL COVENANTS
The undertakings in this Clause 10 remain in force for the date of this Agreement for so long as any amount is outstanding under this Agreement.
10.1 Authorizations
        The Borrower shall promptly:
        (a)  obtain, comply with, and do all that is necessary to maintain in full force and effect; and
        (b) supply certified copies to the Lender of,
        any authorization required by any law or regulation of its jurisdiction of formation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability, or admissibility in evidence in its jurisdiction of incorporation of this Agreement;
10.2 Compliance with laws
        The Borrower shall comply in all respects with all the laws to which it may be subject, if failure to so comply would impair its ability to perform its obligations under this Agreement;
10.3 Negative Pledge
        The Borrower shall not create or permit to subsist any Security over any of its assets other than such Security (a) securing obligations under capital leases and (b) as agreed between the Lender and the Borrower.
10.4 Pari Passu Ranking

Exhibit 10.12
Execution Version
        The Borrower shall procure that its payment obligations under this Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by laws of general application.
10.5 No additional indebtedness
        The Borrower shall not incur, without the express written consent of the Lender, additional Financial Indebtedness either through loans, issuing bonds, notes, debentures, loan stock or similar instrument, except for bank Loans up to two hundred million United States Dollars (USD 200,000,000) . For purposes of this clause, this restriction does not apply to other loans between the Lender and the Borrower, including the Short Term Facility.
10.6 Consolidated Leverage Ratio
        The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter (beginning with the fiscal quarter ending December 31, 2019) to exceed 5.00 to 1.00 (the “Required Threshold”), provided, however, that to the extent that the Borrower or any of its subsidiaries (i) consummates (A) during any fiscal quarter, an individual acquisition for which the aggregate consideration is $50,000,000 or more (to the extent that the Borrower makes an Increase Election (as defined below) in respect thereof, a “Material Acquisition”) or (B) in any twelve-month period, one or more acquisitions (excluding Material Acquisitions) for which the aggregate consideration is $100,000,000 or more and (ii) notifies the Lender that the Borrower elects to increase the Required Threshold as a result thereof (an “Increase Election”), which notice may be given by the Borrower at any time, then the Required Threshold for such fiscal quarter in which such individual acquisition described in clause (A) occurred or in which the aggregate consideration for such acquisitions described in clause (B) equaled or exceeded $100,000,000 and in either case the immediately three following fiscal quarters shall be increased to 5.50:1.00. Upon the expiration of said three fiscal quarters, the Required Threshold shall return to 5.00:1.00.
10.7 Restricted Payments
        The Borrower will not declare or make, directly or indirectly, any Restricted Payment , or incur any obligation (contingent or otherwise) to do so, unless no Event of Default has occurred and is continuing under Clauses 9.1, 9.4, 9.7 or under Clause 9.2 as a result of a breach of Clause 10.6.

11. TERMINATION EVENT
        In the event the Group Companies dispose of their aggregate shareholding in the Borrower (whether held directly or indirectly), the Lender shall have the right to terminate the Term Loan Facility by giving the Borrower forty-five (45) days’ prior written notice requiring repayment of all outstanding amounts by the end of that forty-five day period or as otherwise agreed between the Borrower and the Lender.

12. CHANGES TO THE LENDER
        The Lender may transfer, assign or sub-participate all or any part of its commitments under the Term Loan Facility to a Group Company with the Borrower’s prior written consent, such consent not to be unreasonably withheld or delayed.

Exhibit 10.12
Execution Version
13. CHANGES TO THE BORROWER
        The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement.

14. PAYMENT MECHANICS
14.1 Payments to the Lender
        (a) On each date on which the Borrower is required to make a payment under this Agreement, the Borrower shall make the same available to the Lender (unless a contrary indication appears in this Agreement) for value on the due date at the time as specified by the Lender as being customary at the time for settlement of transactions in the place of payment.
        (b) Payment shall be made in US Dollars to such account with such bank as the Lender specifies.
14.2 No set-off by the Borrower
        All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
14.3 Business Days
        (a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
        (b) During any extension of the due date pursuant to Clause 14.3(a) for payment of any principal or unpaid sum under this Agreement, Interest shall be payable on the principal or unpaid sum at the rate payable on the original due date.
14.4 Currency of account
        US Dollars are the currency of account and payment for any sum due from the Borrower under this Agreement.

15. SET-OFF
The Lender may set-off any matured obligation due from the Borrower under this Agreement against any obligation owed by the Lender to the Borrower (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of either obligation). If the obligations are in different currencies, the lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16. COSTS AND EXPENSES
The Borrower shall, within fifteen (15) Business Days of demand, pay to the Lender the amount of all loss, liability, costs and expenses (including reasonable, documented, out-of-pocket legal fees) incurred by the Lender in connection with (a) the occurrence of any Event of Default or (b) the enforcement of, or the preservation of any rights under, this Agreement.

Exhibit 10.12
Execution Version
17.    APPLICABLE LAW AND JURISDICTION
This Agreement and any dispute or claim of whatever nature, whether contractual or non-contractual, arising out of or in connection with it is governed by the laws of the State of New York and the Parties hereby submit to the non-exclusive jurisdiction of the State of New York courts.

18. NOTICES
18.1 Any notice to be given hereunder shall be given in writing and, unless otherwise stated, may be made by email or letter.
18.2 The address for notices and communication to be sent under this Agreement are as follows:
(a) to the Borrower:
BP Midstream Partners L.P.
501 Westlake Park Blvd.
Houston, TX 77079
Attn.: Treasurer

(b) to the Lender:
North America Funding Company
501 Westlake Park Blvd.
Houston, TX 77079
Attn.: Treasurer

19. COUNTERPARTS; ELECTRONIC DELIVERY
This Agreement may be executed in any number of counterparts, either in original or telecopy form, each of which shall constitute an original, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

EXECUTION
The Parties have executed this Agreement as at the date written above.

Signed for and on behalf of	Signed for and on behalf of
BP Midstream Partners, LP	North America Funding Company
By: BP Midstream Partners GP LLC,
Its general partner

By: /s/ Craig W. Coburn	By: /s/ Thu Dang
Name: Craig W. Coburn	Name: Thu Dang
Title: Chief Financial Officer	Title: Treasurer
Date: February 24, 2020	Date: February 24, 2020

Exhibit 10.12
Execution Version
SCHEDULE 1
Notice
Disbursement Request
From: BP MIDSTREAM PARTNERS, LP
To: NORTH AMERICA FUNDING COMPANY
Dated:
Dear Sirs
BP MIDSTREAM PARTNERS LP TERM LOAN FACILITY AGREEMENT
DATED AS OF [  ]
(the “Agreement”)

  1. We refer to the Agreement. This is a Disbursement Request. Terms defined in the Agreement have the same meaning in this Disbursement Request unless given a different meaning in this Disbursement Request.

  2. We wish to borrow a Loan on the following terms:

        Proposed Disbursement Date: [ ] (or, if that is not a Business Day, the next Business Day)

        Amount: [ ]

        Proposed Loan Repayment Date: [ ]

  3. The proceeds of this Loan should be credited to [account].

  4. This Disbursement Request is irrevocable.
Sincerely,

Authorised signatory for

BP MIDSTREAM PARTNERS, LP
SCHEDULE 1